January 29, 1999



Securities and Exchange Commission
Washington DC  20549

Gentlemen:

Pursuant to the requirements of the Securities Exchange Act of 1934 we are transmitting herewith the attached Schedule
13G/A.

Sincerely,



Calvin S. Koonce
President
Koonce Securities Inc.
6550 Rock Spring Drive
Suite 600
Bethesda  MD  20817

Schedule 13G

(Amendment No. 10

HICKOK INCORPORATED  IRS # 34-0288470

CLASS A $1.00 PAR VALUE

CUSIP  428830103



ITEM #1
	NAME OF REPORTING PERSON
	S.S. OR IRS NUMBER OF ABOVE PERSON

				Koonce Securities Inc.
				Tax ID 52-1175998


ITEM #2

	NOT APPLICABLE



ITEM #3
	SEC USE ONLY



ITEM #4
	CITIZENSHIP OF PLACE OF ORGANIZATION

			Maryland



ITEM #5
	SOLE VOTING POWER

		150,507



ITEM #6
	SHARED VOTING POWER

		NONE


ITEM #7
	SOLE DISPOSITIVE POWER

		150,507


ITEM #8
	SHARED DISPOSITIVE POWER

		NONE


ITEM #9
	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		150,507


ITEM #10

		NOT APPLICABLE


ITEM #11
	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

			20.1%


ITEM #12
	TYPE OF REPORTING PERSON

		BD

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Calvin S. Koonce
President
Koonce Securities, Inc.

January 29, 1999